UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

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Atmos Energy Corporation

(Name of Registrant as Specified in Its Charter)

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December 28, 2004

Dear Atmos Energy Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders to be held in the Lincoln West Ballroom at the Hilton Dallas Lincoln Centre, 5410 LBJ Freeway, Dallas, Texas 75240 on Wednesday, February 9, 2005 at 11:00 a.m. Central Standard Time.

The matters to be acted upon at the meeting are described in the attached Notice of Annual Meeting and Proxy Statement. In addition, we will review with you the affairs and progress of the Company during the past year, including the acquisition of the natural gas and pipeline operations of TXU Gas Company and related events, and review the results of operations for the first quarter of the 2005 fiscal year.

Your participation at this meeting is very important, regardless of the number of shares you hold or whether you will be able to attend the meeting in person. If you wish to submit a written proxy, please date, sign and return the proxy in the enclosed envelope to ensure that your shares are represented at the meeting. You may also vote your proxy over the Internet or by telephone by following the instructions on the enclosed proxy card.

On behalf of your Board of Directors, thank you for your continued support and interest in Atmos Energy Corporation.

Sincerely,

Robert W. Best
Chairman of the Board, President
and Chief Executive Officer

ATMOS ENERGY CORPORATION

P.O. Box 650205

Dallas, Texas 75265-0205

NOTICE OF ANNUAL MEETING

To the Shareholders:

The Annual Meeting of the Shareholders of Atmos Energy Corporation (the “Company”) will be held in the Lincoln West Ballroom at the Hilton Dallas Lincoln Centre, 5410 LBJ Freeway, Dallas, Texas 75240 on Wednesday, February 9, 2005 at 11:00 a.m. Central Standard Time for the following purposes:

1.	To elect four Class I directors for three-year terms expiring in 2008 and one Class II director for the remainder of the original three-year term expiring in 2006.

2.	To act upon a proposal to amend the Amended and Restated Articles of Incorporation of the Company to increase the number of authorized shares of Common Stock from 100,000,000 to 200,000,000.

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record of the Company’s common stock at the close of business on December 15, 2004 will be entitled to notice of, and to vote at, such meeting. The stock transfer books will not be closed. Your vote is very important to us. Regardless of the number of shares you own, please vote. All shareholders of record can vote (i) by written proxy by signing and dating the proxy card and returning it in the enclosed postage-paid envelope, (ii) via the Internet (www.voteproxy.com), (iii) by telephone (toll-free at 1-800-PROXIES) or (iv) by attending the Annual Meeting in person. These various options for voting are described on the enclosed proxy card.

For all shareholders who participate in the Company’s Retirement Savings Plan and Trust (“RSP”), your proxy card, Internet or telephone proxy vote will serve as voting instructions to the trustee of the RSP. If you have shares of the Company’s Common Stock credited in the RSP, only the trustee can vote your plan shares even if you attend the Annual Meeting in person.

All shareholders who hold their shares in street name (in the name of a broker, bank or other nominee) may submit a written vote through voting instruction cards provided by their brokers or banks. Such shareholders who hold their shares in street name can also generally vote their proxy via the Internet or by telephone, in accordance with instructions provided by their brokers, banks or other nominees. Under New York Stock Exchange rules, brokers and banks will have discretion to vote the shares of customers who fail to provide voting instructions. If you do not provide instructions to your broker or bank to vote your shares, they may either vote your shares on the matters being presented at our Annual Meeting or leave your shares unvoted. If you own your shares in street name and you want to vote in person at the meeting, you must first obtain a legal proxy from your street name nominee and bring that legal proxy to the annual meeting.

Included with this Proxy Statement is a copy of the Company’s Summary Annual Report to all shareholders and Annual Report on Form 10-K for the 2004 fiscal year. You may also view a copy of these materials on our website at www.atmosenergy.com. We encourage you to receive future Company Summary Annual Reports and other proxy materials electronically and help the Company save costs in producing and distributing these materials. If you wish to receive these materials electronically next year, please follow the instructions on the enclosed proxy card.

By Order of the Board of Directors,
DWALA KUHN
Corporate Secretary

December 28, 2004

IMPORTANT: PLEASE COMPLETE YOUR PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOU MAY ALSO VOTE BY TELEPHONE OR INTERNET, BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD. IF YOU VOTE BY TELEPHONE OR INTERNET, YOU DO NOT HAVE TO MAIL IN YOUR PROXY CARD. IF YOU ARE A SHAREHOLDER OF RECORD, VOTING IN ADVANCE BY MAIL, TELEPHONE OR INTERNET WILL NOT PREVENT YOU FROM VOTING IN PERSON AT THE MEETING, BUT IT WILL HELP TO ASSURE A QUORUM AND AVOID ADDED COSTS.

ATMOS ENERGY CORPORATION

P.O. Box 650205

Dallas, Texas 75265-0205

PROXY STATEMENT

Solicitation and Revocability of Proxies

The proxy enclosed with this statement is solicited by the management of Atmos Energy Corporation (the “Company”) at the direction of the Company’s Board of Directors. These materials were first mailed to the Company’s shareholders on December 28, 2004.

Any shareholder of record giving a proxy has the power to revoke the proxy at any time prior to its exercise by (1) submitting a new proxy with a later date, including a proxy given over the Internet or by telephone; (2) notifying the Company’s Corporate Secretary in writing before the meeting; or (3) voting in person at the meeting. Any shareholders owning shares in street name who wish to revoke voting instructions previously given to their broker, bank or other nominee should contact such broker, bank or other nominee for further instructions. The Company expects to solicit proxies primarily by mail, but directors, officers, employees and agents of the Company may also solicit proxies in person or by telephone or other electronic means. The cost of preparing, assembling and mailing the proxies and accompanying materials for this Annual Meeting of Shareholders, including the cost of reimbursing brokers and nominees for forwarding proxies and proxy materials to their principals, will be paid by the Company. In addition, Morrow & Co., Inc. (“Morrow”) will assist the Company in the solicitation of proxies. The Company will pay approximately $8,000 in fees, plus expenses and disbursements, to Morrow for its proxy solicitation services.

Common Stock Information; Record Date

As of December 15, 2004, there were [                    ] shares of the Company’s common stock, no par value (“Common Stock”), issued and outstanding, all of which are entitled to vote. These shares constitute the only class of stock of the Company issued and outstanding. As stated in the accompanying Notice of Annual Meeting, only shareholders of record at the close of business on December 15, 2004 will be entitled to vote at the meeting. Each share is entitled to one vote.

Security Ownership of Certain Beneficial Owners and Management

Security Ownership of Certain Beneficial Owners.    As of November 30, 2004, with respect to each beneficial owner of the Company’s Common Stock whose identity was known by the Company, there were no beneficial owners of more than five percent of the Company’s Common Stock.

Security Ownership of Management and Directors.    The following table lists the beneficial ownership, as of the close of business on November 30, 2004, of the Company’s Common Stock with respect to all directors and nominees for director of the Company, the executive officers of the Company named in the Summary Compensation table on pages 12-14 of this Proxy Statement and all directors and executive officers of the Company as a group.

Name	Amount of Common Stock Beneficially Owned	Percentage of Outstanding Common Stock
Travis W. Bain II	22,977	(a)(b)
Robert W. Best	539,870	(a)(c)
Dan Busbee	25,229	(a)(b)
Richard W. Cardin	15,372	(a)(b)
R. Earl Fischer	137,951	(a)(c)
Thomas J. Garland	22,140	(a)(b)
Richard K. Gordon	13,804	(a)(b)
Louis P. Gregory	91,375	(a)(c)
Gene C. Koonce	41,380	(a)(b)
Thomas C. Meredith	16,333	(a)(b)
Phillip E. Nichol	28,970	(a)(b)
Nancy K. Quinn	1,000	(a)(b)
John P. Reddy	142,976	(a)(c)
Charles K. Vaughan	59,125	(a)(b)
Richard Ware II	31,674	(a)(b)
JD Woodward, III	839,172	1.1%(c)
All directors and executive officers as a group (17 individuals)	2,092,664	2.6%

(a)	The percentage of shares beneficially owned by such individual does not exceed one percent of the class so owned.

(b)	Includes share units credited to the following directors under the Company’s Equity Incentive and Deferred Compensation Plan for Non-Employee Directors and 1998 Long-Term Incentive Plan in the following respective amounts: Mr. Bain, 18,092 units, Mr. Busbee, 18,481 units, Mr. Cardin, 11,872 units, Mr. Garland, 16,521 units, Mr. Gordon, 3,804 units, Mr. Koonce, 24,144 units, Dr. Meredith, 12,033 units, Mr. Nichol, 18,970 units, Ms. Quinn, -0- units, Mr. Vaughan, 19,416 units and Mr. Ware, 10,858 units.

(c)	Includes shares issuable upon the exercise of options held by the following executive officers within 60 days of November 30, 2004 under the Company’s 1998 Long-Term Incentive Plan in the following respective amounts: Mr. Best, 357,123 shares, Mr. Fischer, 106,801 shares, Mr. Reddy, 82,801 shares, Mr. Woodward, 46,252 shares, and Mr. Gregory, 67,133 shares.

1. ELECTION OF DIRECTORS

Pursuant to the Company’s Bylaws, the Board of Directors is divided into three classes, each of which class consists, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors. Directors for Class I are to be elected at this Annual Meeting for three-year terms expiring in 2008. Travis W. Bain II, Dan Busbee, Richard K. Gordon and Gene C. Koonce have been nominated to serve as Class I directors. Nancy K. Quinn has been nominated to serve as a Class II director. All nominees were recommended for nomination by the non-management members of the Nominating and Corporate Governance Committee of the Board of Directors. The Company did not pay a fee to any third party to identify, evaluate or assist in identifying or evaluating potential nominees for the Board of Directors. The Nominating and Corporate Governance Committee did not receive any recommendations from a shareholder or a group of shareholders who, individually or in the aggregate, beneficially owned greater than five percent of the Company’s Common Stock for at least one year.

Messrs. Bain, Busbee, Gordon and Koonce were last elected to three-year terms by the shareholders at the 2002 Annual Meeting, while Ms. Quinn was appointed to the Board effective August 16, 2004. The Board is nominating Messrs. Bain, Busbee, Gordon and Koonce to continue serving as Class I directors, whose three-year terms will expire in 2008. The Board is nominating Ms. Quinn to continue serving as a Class II director, whose term will expire in 2006.

The other directors listed on the following pages will continue to serve in their positions for the remainder of their current terms. The names, ages and biographical summaries of (i) the persons who have been nominated to serve as directors of the Company and (ii) the directors who are continuing in office until the expiration of their terms and the class in which such nominee or other director has been designated, are set forth in the following table. Each of the nominees has consented to be a nominee and to serve as a director if elected, and all votes authorized by the enclosed proxy will be cast FOR all of the nominees. If the Company receives proxies that are signed but do not specify how to vote, we will vote your shares FOR all of the nominees. If the Company receives proxies that contain a vote to “withhold authority” for the election of one or more director nominees, such vote will not be counted in determining the number of votes cast for those nominees. In order to be elected as a director, the Company’s Bylaws require a nominee to receive the vote of a majority of all outstanding shares of the Company’s Common Stock entitled to vote and represented in person or by proxy at a meeting of shareholders at which a quorum is present.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE FOLLOWING NOMINEES:

Name; Principal Occupation or Employment During Past Five Years; Other Directorships	Age	Year in Which First Became a Director of the Company	Class Designation and Year of Expiration of Term
Travis W. Bain II Chairman of Texas Custom Pools, Inc. in Plano, Texas since March 1999. Director of Delta Industries, Inc. in Jackson, Mississippi.	70	1988	Class I 2008
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Dan Busbee Adjunct Professor at the Southern Methodist University Dedman School of Law since February 2003; Professional Fellow at the SMU Dedman School of Law Institute of International Banking and Finance since January 2001; Senior Visiting Fellow at the Centre for Commercial Law Studies, Queen Mary, University of London since January 2001.	71	1988	Class I 2008
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Richard K. Gordon General Partner of Juniper Capital LP and Juniper Advisory LP since March 2003. Formerly Vice Chairman, Investment Banking, for Merrill Lynch & Co. from March 1993 through March 2003.	55	2001	Class I 2008
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Gene C. Koonce Retired. Formerly Chairman of the Board, President and Chief Executive Officer of United Cities Gas Company from May 1996 until the merger of United Cities with the Company in July 1997.	72	1997	Class I 2008
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Nancy K. Quinn Principal of Hanover Capital since July 1996 and Executive Director of The Beacon Group, LP from August 1996 to January 2000. Director of Endeavor International Corporation.	51	2004	Class II 2006
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The following persons are directors of the Company who will be continuing in office until the expiration of their terms as set forth below.

Name; Principal Occupation or Employment During Past Five Years; Other Directorships	Age	Year in Which First Became a Director of the Company	Class Designation and Year of Expiration of Term
Robert W. Best Chairman of the Board, President and Chief Executive Officer of the Company since March 1997.	58	1997	Class III 2007
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Richard W. Cardin Retired. Formerly an audit partner and office managing partner of Arthur Andersen LLP from 1968 until retirement in 1995. Director of United States Lime and Minerals, Inc. and Intergraph Corporation.	69	1997	Class II 2006
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Thomas J. Garland Senior Advisor to the Niswonger Foundation since July 2002 and Chairman of the Tusculum Institute for Public Leadership and Policy since 1998. Formerly Interim President of Tusculum College in Greeneville, Tennessee from July 1999 through June 2000.	70	1997	Class III 2007
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Thomas C. Meredith, Ed.D. Chancellor of the University System of Georgia in Atlanta, Georgia since January 2002. Formerly Chancellor of The University of Alabama System in Tuscaloosa, Alabama from June 1997 through December 2001. Director of American Cast Iron and Pipe Company.	63	1995	Class II 2006
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Phillip E. Nichol Retired. Formerly Senior Vice President of Central Division Staff of UBS PaineWebber Incorporated in Dallas, Texas from July 2001 through July 2003. Formerly Senior Vice President and Branch Manager of UBS PaineWebber Dallas, Texas from March 1999 through June 2001.	69	1985	Class III 2007
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Name; Principal Occupation or Employment During Past Five Years; Other Directorships	Age	Year in Which First Became a Director of the Company	Class Designation and Year of Expiration of Term
Charles K. Vaughan Retired. Formerly Chairman of the Board of the Company from June 1994 until March 1997.	67	1983	Class III 2007
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Richard Ware II President of Amarillo National Bank in Amarillo, Texas since 1981. Member of the Board of Trustees of Southern Methodist University in Dallas, Texas.	58	1994	Class II 2006
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Certain Business Relationships

Until his retirement from the firm in March 2003, Mr. Gordon was Vice Chairman, Investment Banking, for Merrill Lynch & Co., which firm has provided various types of investment banking services to the Company, including serving as an underwriter on the Company’s public debt and equity offerings and providing advice in connection with merger and acquisition transactions. Mr. Ware is the president and a shareholder of Amarillo National Bank, Amarillo, Texas, which bank provides an $18 million short-term line of credit to the Company, serves as a depository bank for the Company and is trustee for the Company’s 1998 Long-Term Incentive Plan.

Independence of Directors

All non-management members of the Board of Directors, other than Mr. Vaughan, satisfy the independence requirements of the New York Stock Exchange. Because Mr. Vaughan was engaged as a consultant to the Company until October 1, 2002, whose fees exceeded the minimum threshold established under the three year look-back independence provisions of the New York Stock Exchange from November 4, 2004, Mr. Vaughan may not be considered independent from the Company. The Board of Directors has also adopted categorical standards of director independence, which are attached as Exhibit A to this Proxy Statement, which standards supplement the independence requirements recently promulgated by the New York Stock Exchange. Directors who meet these standards are considered to be “independent.” Note that for purposes of the standards, the Board has adopted the definition of an “immediate family member” adopted by the New York Stock Exchange, which includes parents, siblings and in-laws of the director, as well as anyone else (other than domestic employees) who shares such director’s home. The Board has determined that Messrs. Gordon and Ware, as well as all other current non-management directors other than Mr. Vaughan, as discussed above, meet these standards and are, therefore, considered to be independent directors because none of their relationships with the Company have been determined to be material.

Presiding Director and Communications with Directors

In accordance with recent new corporate governance listing standards of the New York Stock Exchange, the Company has designated Mr. Vaughan as the presiding director at all meetings of non-management directors during the 2005 fiscal year, which meetings will be held on a regular basis. Shareholders may communicate with Mr. Vaughan, individual non-management directors, or the non-management directors as a group, by writing to Board of Directors, Atmos Energy Corporation, P.O. Box 650205, Dallas, Texas, 75265-0205 or by email at boardofdirectors@atmosenergy.com. The Senior Vice President and General Counsel of the Company, Louis P. Gregory, receives all such communications initially and forwards such communications to Mr. Vaughan or another individual non-management director, if applicable, as he deems appropriate. Shareholders may also contact the only management director of the Company, Mr. Robert W. Best, Chairman, President and Chief Executive Officer, by mail at Atmos Energy Corporation, P.O. Box 650205, Dallas, Texas 75265-0205, by email at robert.best@atmosenergy.com or by telephone at 972-934-9227.

The Board of Directors: Committees, Meetings and Directors’ Fees

Standing Committees.    The Company has certain standing committees, each of which is described below.

The Executive Committee consists of Messrs. Best, Koonce and Vaughan. Mr. Vaughan serves as chairman of the committee. In accordance with the Bylaws of the Company, the Executive Committee has, and may exercise, all of the powers of the Board during the intervals between the Board’s meetings, subject to certain limitations and restrictions as set forth in the Bylaws or as may be established by resolution of the Board of Directors from time to time. In addition, Messrs. Best and Vaughan serve as ex officio members of every other Board Committee. The Executive Committee held no meetings during the 2004 fiscal year.

The Board of Directors has established a separately-designated standing Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee consists of Ms. Quinn and Messrs. Bain, Busbee, Cardin and Dr. Meredith. Mr. Busbee serves as chairman of the committee. Each member of the Audit Committee satisfies the independence standards of Section 301 of the Sarbanes-Oxley Act of 2002 and related rules and regulations of the Securities and Exchange Commission, as well as Sections 303.01(B)(2)(a) and 303.01(B)(3) of the New York Stock Exchange Listed Company Manual. The Board of

Directors has designated Messrs. Busbee and Cardin each as an “audit committee financial expert,” as such term is defined by applicable rules and regulations of the Securities and Exchange Commission. The Audit Committee reviews the scope and procedures of internal auditing work and the accounting policies of management, appoints the Company’s independent registered public accounting firm and is responsible for the oversight of its work and the review of the results of its independent audits. The Audit Committee held five meetings during the last fiscal year. The Audit Committee has adopted a charter, which it follows in conducting its activities. The Committee’s charter is available on the Company’s web site at www.atmosenergy.com under the link entitled “Corporate Governance.”

The Human Resources Committee consists of Messrs. Bain, Busbee, Garland, Gordon, Koonce and Nichol. Mr. Koonce serves as chairman of the committee. Each member of the Committee satisfies the independence requirements of the New York Stock Exchange. This committee reviews and makes recommendations to the Board of Directors regarding compensation for the Chief Executive Officer as well as other officers of the Company. In addition to compensation matters, the committee determines, develops and makes recommendations to the Board regarding benefit packages, special bonus or stock plans, severance agreements and succession planning with respect to the Company’s officers. This committee also administers the Company’s 1998 Long-Term Incentive Plan and Annual Incentive Plan for Management. During the last fiscal year, the Human Resources Committee held three meetings. The Committee has adopted a charter, which it follows in conducting its activities. The Committee’s charter is available on the Company’s web site at www.atmosenergy.com under the link entitled “Corporate Governance.”

The Nominating and Corporate Governance Committee consists of Ms. Quinn, Messrs. Cardin, Gordon, Nichol, Ware and Dr. Meredith. Mr. Nichol serves as chairman of the committee. Each member of the Committee satisfies the independence requirements of the New York Stock Exchange. This Committee selects candidates for consideration by the full Board to fill any vacancies on the Board, which may occur from time to time, and oversees all corporate governance matters for the Company. The Committee held four meetings during the last fiscal year. The Committee has adopted a charter, which it follows in conducting its activities. The Committee’s charter is available on the Company’s web site at www.atmosenergy.com under the link entitled “Corporate Governance.”

The Committee also considers sound and meritorious nomination suggestions for directors from shareholders. Nominees for director should possess the level of education, experience, sophistication and expertise required to perform the duties of a member of the board of directors of a public company of the Company’s size and scope. Neither the Committee, the Board of Directors nor the Company itself discriminates in any way against potential nominees on the basis of age, sex, race, religion or other personal characteristics. There are no differences in the manner in which the Committee evaluates nominees for director based on whether or not the nominee is recommended by a shareholder. All letters of recommendation for nomination should be sent to the Corporate Secretary of the Company at the Company’s headquarters and must be received no later than January 22, 2005. Such letters should include, in addition to the name, address and number of shares owned by the nominating shareholder, the nominee’s name and address, a listing of the nominee’s background and qualifications. A signed statement from the nominee should accompany the letter of recommendation indicating that he or she consents to being considered as a nominee and that, if nominated by the Board and elected by the shareholders, he or she will serve as a director.

The Work Session/Annual Meeting Committee consists of Messrs. Bain, Garland, Koonce, Nichol and Ware. Mr. Bain serves as chairman of the committee. This committee selects the site and plans the meeting and agenda for the special meeting of the Board held each year for the purpose of focusing on long-range planning and corporate strategy issues and selects the site for the Annual Meeting of Shareholders. During the last fiscal year, the Work Session/Annual Meeting Committee held two meetings.

Attendance at Board Meetings.    During the last fiscal year, the Board of Directors of the Company held 15 meetings. During the 2004 fiscal year, each director attended at least 75 percent of the aggregate of (a) all meetings of the Board and (b) all meetings of the committees of the Board on which such director served. In addition, all members of the Board of Directors attended the 2004 Annual Meeting of Shareholders in New Orleans, Louisiana on February 11, 2004. The Company strongly supports and encourages each member of the Board of Directors to attend each of the Company’s annual meetings of shareholders.

Directors’ Fees.    As compensation for serving as a director, each of the non-employee directors receives an annual retainer of $22,500 and a fee of $1,000 per meeting for attendance at each meeting of the Board of Directors or Board committee as well as any other Company-related business meeting (excluding telephone conference meetings). The fee paid for participation in any telephonic conference meeting is one-half of the regular meeting fee. Committee chairpersons are also paid an additional annual fee of $5,000 for additional work done in connection with their committee duties and responsibilities. Beginning October 1, 2004, each of the non-employee directors will receive as compensation for serving as a director an annual retainer of $30,000 and a fee of $1,500 per day for attendance at each Board, committee and other Company-related business meeting (excluding telephone conference meetings, for which each participating non-employee director shall receive $750).

In August 1998, the Board adopted the Company’s Equity Incentive and Deferred Compensation Plan for Non-Employee Directors (the “Plan”), representing an amendment to the Company’s Deferred Compensation Plan for Outside Directors that was originally adopted in May 1990. This amended plan became effective when shareholders of the Company approved such amendment at their 1999 Annual Meeting in February 1999 and replaced the annual pension formerly payable to the Company’s non-employee directors under the Company’s Retirement Plan for Non-Employee Directors. Under the terms of the Plan, each non-employee director is allowed to defer receipt of his annual retainer and meeting fees and to invest his deferred compensation into either a cash account or a stock account. In addition, each non-employee director has received under the Plan an annual grant of share units for each year he has served as a director. Beginning in the 2004 fiscal year, each non-employee director has continued to receive an annual grant of share units for each year he has served as a director under the Company’s 1998 Long-Term Incentive Plan. Such directors have also been allowed to continue to defer receipt of his annual retainer and meeting fees and to invest his deferred compensation into either a cash account or a stock account under the Company’s 1998 Long-Term Incentive Plan. The specific unit amounts credited to each director are shown in the Security Ownership table on page 2 of this Proxy Statement.

In November 1994, the Board adopted the Outside Directors Stock-for-Fee Plan, which plan was approved by the shareholders of the Company in February 1995. The plan permits non-employee directors to receive all or part of their annual retainer and meeting fees in Common Stock of the Company rather than in cash or having such retainer and fees deferred under the Company’s Equity Incentive and Deferred Compensation Plan for Non-Employee Directors. An election by a director to receive his or her fees in stock does not alter the amount of fees payable but results in the deferral of payment of the stock portion of the fees until after the end of each quarter in which the fees were earned. The number of shares of Common Stock issued at such time will be equal to (a) the dollar amount of the fees to be paid in stock divided by (b) the fair market value of the Company’s Common Stock on the last day of the applicable quarter. The fair market value is the closing price of a share of Common Stock of the Company as reported by the New York Stock Exchange. Only whole numbers of shares are issued; fractional shares are paid in cash. All such shares issued to non-employee directors are reflected in the Security Ownership table on page 2 of this Proxy Statement.

Other Compensation for Non-Employee Directors.    The Company provides business travel accident insurance for non-employee directors and their spouses. The policy provides $100,000 coverage to directors and $50,000 coverage to their spouses per accident while traveling on Company business.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who beneficially own more than ten percent of the Company’s Common Stock to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in their ownership in the Company’s Common Stock. Directors, executive officers and greater-than-ten-percent beneficial shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such reports furnished to the Company, the Company believes that, during the 2004 fiscal year, all of the Company’s directors, executive officers and greater-than-ten-percent beneficial owners were in compliance with the Section 16(a) filing requirements.

Corporate Governance

In accordance with relevant provisions of the Sarbanes-Oxley Act of 2002, related releases of the Securities and Exchange Commission as well as corporate governance listing standards of the New York Stock Exchange, in November 2003 the Board of Directors of the Company adopted the Company’s Corporate Governance Guidelines and revised the Company’s Code of Conduct, which is now applicable to all directors, officers and employees of the Company. In addition, the Board of Directors amended the charters for each of its Audit, Human Resources and Nominating and Corporate Governance Committees. All of the foregoing documents are posted on the Corporate Governance page of the Company’s website at www.atmosenergy.com and are also available in print to any shareholder who requests a printed copy of such documents from the Corporate Secretary at the principal executive offices of the Company.

Executive Compensation

Summary Compensation Table.    The following table sets forth the compensation paid by the Company for each of the Company’s last three completed fiscal years to Mr. Best, the Company’s president and chief executive officer, as well as the Company’s four most highly compensated executive officers other than Mr. Best.

SUMMARY COMPENSATION TABLE

		Annual Compensation					Long Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)		Other Annual Compensation ($)		Restricted Stock Awards(a) ($)	Securities Underlying Options/ SARs(#)		All Other Compensation ($)
Robert W. Best Chairman of the Board, President and Chief Executive Officer	2004 2003 2002	676,108 651,116 615,378	563,500 338,500 274,400	(b)	(c (c (c	) ) )	891,360 301,680 -0-	-0- 111,210 162,282	(e) (f)	10,822 10,184 8,738	(d)

R. Earl Fischer Senior Vice President, Utility Operations	2004 2003 2002	289,929 260,551 239,766	190,200 101,900 81,700	(b)	(c (c (c	) ) )	445,680 90,085 -0-	-0- 18,400 40,000		10,510 9,630 8,059	(d)

John P. Reddy Senior Vice President and Chief Financial Officer	2004 2003 2002	304,283 293,449 276,232	190,200 114,300 93,100	(b)	(c (c (c	) ) )	445,680 90,085 -0-	-0- 18,400 40,000		10,540 9,835 8,286	(d)

JD Woodward, III(g) Senior Vice President, Nonutility Operations	2004 2003 2002	279,654 269,889 258,843	192,280 -0- 85,700	(b)	(c (c (c	) ) )	445,680 90,085 -0-	-0- 48,576 30,000	(e)	10,386 9,687 3,465	(d)

Louis P. Gregory Senior Vice President and General Counsel	2004 2003 2002	215,151 207,034 195,726	137,863 82,820 66,933	(b)	(c (c (c	) ) )	212,936 90,085 -0-	-0- 29,897 20,000	(e)	9,983 9,295 8,791	(d)

(a)

Dollar amounts shown equal the number of shares of restricted stock and number of restricted stock units granted multiplied by closing stock price on grant date. The grants in the 2004 fiscal year were comprised of equal amounts of performance-based restricted stock units and time-lapse restricted stock, both with three-year cliff-vesting periods. This valuation does not take into account the diminution in value attributable to the restrictions applicable to the shares. Note that in the compensation table in the Proxy Statement for the 2003 fiscal year, the amounts of time-lapse restricted stock granted to the named executive officers were inadvertently omitted from the table even though the grants were correctly reflected in footnote (b) of page 13 of such Proxy Statement concerning the number and value of the aggregate restricted stock holdings at the end of the 2003 fiscal year. The corrected amounts of restricted stock granted to the named executive officers during the 2003 fiscal year is shown in the table above. The number and value of the aggregate restricted stock holdings at the end of the last fiscal year for each of the executive officers listed above, based on the closing price on the New York Stock Exchange of the Company’s Common Stock at September 30, 2004 of $25.19 per share, were as follows: Robert W. Best, 55,594 shares with a value of $1,400,413 (not including 8,143 shares that were converted from Mr. Best’s bonus awarded November 9, 2004, as discussed in footnote (b) below); R. Earl Fischer, 22,300 shares with a value of $561,737; John P. Reddy, 45,068 shares with a value of $1,135,263 (not including 10,994 shares that were converted from Mr. Reddy’s bonus awarded November 9, 2004, as discussed in footnote (b) below); JD Woodward, III, 25,278 shares with a value of $636,753; and Louis P. Gregory, 16,515 shares with a value of $416,013 (not including 5,831 shares that were converted from Mr. Gregory’s bonus awarded November 9, 2004, as discussed in footnote (b) below). Dividends are paid on the time-lapse restricted stock at the same rate they are paid on all of the Company’s Common Stock, while the dividends on the performance-based restricted stock units are credited to the recipient’s account with the payment of such dividends not occurring until the three-year cumulative earnings per share performance targets are measured and vesting is completed at the end of three years after grant.

(b)	The bonuses were actually paid after the end of the fiscal year in which they are reported. Because their payment relates to services rendered in the fiscal year prior to payment, the Company has consistently reported bonus payments in such prior fiscal year. Certain named executive officers elected to convert all or a portion of their 2004 fiscal year bonuses to restricted stock under the Company’s 1998 Long-Term Incentive Plan with a conversion date of November 9, 2004, which elections by Messrs. Best, Reddy and Gregory are not reflected in the table above. Mr. Best elected to convert 25% of his bonus of $563,500, or $140,875, to shares of restricted stock valued at 150% of the converted amount of the bonus, or $211,313, divided by the mean of the high and low stock price of $25.95 on the New York Stock Exchange on the conversion date, or 8,143 shares of restricted stock. Mr. Reddy elected to convert 100% of his bonus of $190,200 to a total of 10,994 shares of restricted stock. Mr. Gregory elected to convert 75% of his bonus of $134,500, or $100,875, to a total of 5,831 shares of restricted stock. In addition, Mr. Gregory elected to convert 25% of his bonus of $134,500, or $33,625, to shares of bonus stock, valued at 110% of the converted amount of the bonus, or $36,988, divided by the mean of the high and low stock price of $25.95 on the conversion date or 1,425 shares, with the value of such bonus stock reflected in the bonus column of the table above. Mr. Woodward elected to convert 100% of his bonus of $174,800 to shares of bonus stock, valued at 110% of the converted amount of the bonus, or $192,280, divided by the mean of the high and low stock price of $25.95 on the conversion date or 7,410 shares, with the value of such bonus stock reflected in the bonus column of the table above.

(c)	The total dollar value of perquisites and other personal benefits for the named executive officer was less than the reporting thresholds established by the Securities and Exchange Commission.

(d)	This amount reflects the amount of Company matching contributions made during the 2004 fiscal year to the named executive officer’s account pursuant to the Company’s Retirement Savings Plan and Trust (“RSP”) and the amount of premiums paid by the Company during the 2004 fiscal year with respect to the purchase of term life insurance for the benefit of the named executive officer. The amounts paid during the 2004 fiscal year for each named executive officer were as follows: Mr. Best, $8,638 in Company matching contributions made pursuant to the RSP and $2,184 in term life insurance premiums; Mr. Fischer, $8,638 in Company matching contributions made pursuant to the RSP and $1,872 in term life insurance premiums; Mr. Reddy, $8,638 in Company matching contributions made pursuant to the RSP and $1,902 in term life insurance premiums; Mr. Woodward, $8,638 in Company matching contributions made pursuant to the RSP and $1,748 in term life insurance premiums; and Mr. Gregory, $8,638 in Company matching contributions made pursuant to the RSP and $1,345 in term life insurance premiums.

(e)	The number of securities underlying options for the named executive officer reflects his election to convert a portion of his bonus received on November 12, 2002, attributable to the 2002 fiscal year, to options to purchase shares of the Company’s Common Stock, as discussed in footnote (a) to the Summary Compensation Table on pages 11-13 of the Company’s Proxy Statement dated December 27, 2002.

(f)	The number of securities underlying options for Mr. Best reflects his election to convert 25% of his bonus received on November 6, 2001, attributable to the 2001 fiscal year of $399,600, or $99,900, to options to purchase a total of 62,282 shares of the Company’s Common Stock, as discussed in footnote (a) to the Summary Compensation Table on pages 8-9 of the Company’s Proxy Statement dated December 21, 2001.

(g)	Mr. Woodward’s compensation does not include a total of $265,124 paid by an entity wholly-owned by the Company, Atmos Energy Marketing, LLC, to a corporation owned by Mr. Woodward, Woodward Development, Inc., during the fiscal year. Such amount represents lease payments paid for office space leased from Woodward Development, Inc. by Atmos Energy Marketing, LLC for the 2004 fiscal year.

Stock Options.    During the last fiscal year, no stock options were granted to any of the named executive officers to purchase Common Stock of the Company under the Company’s 1998 Long-Term Incentive Plan nor did any of the named executive officers receive any stock options through the conversion of a portion of their bonuses for either the 2003 or 2004 fiscal years.

The following table provides information concerning the aggregate exercises of options to purchase Common Stock of the Company under the Company’s 1998 Long-Term Incentive Plan by each named executive officer during the last fiscal year. The options previously granted have a term of ten years and may be exercised as follows: one-third after one year from the date of grant, another one-third after two years from the date of grant and the remaining one-third after three years from the date of grant.

AGGREGATED OPTION/ SAR EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION/SAR VALUES

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End (#) (a) Exercisable/Unexercisable	Value of Unexercised In-The-Money Options/SARs at Fiscal Year-End ($)(b) Exercisable/Unexercisable
Robert W. Best (c)	-0-	-0-	320,260/128,232	1,108,269/446,741
R. Earl Fischer	-0-	-0-	106,801/25,599	441,565/82,039
John P. Reddy	-0-	-0-	82,801/25,599	155,725/82,039
JD Woodward, III (d)	-0-	-0-	36,193/42,383	110,804/146,295
Louis P. Gregory (e)	-0-	-0-	63,301/26,596	214,796/92,972

(a)

Includes options to purchase shares granted on March 11, 2003 to Mr. Best, 62,900 shares, and to Messrs. Fischer, Reddy, Woodward and Gregory, 18,400 shares each, that also contain an equal number of limited stock appreciation rights in the event of a “change in control” of the Company, as such term is defined in the Company’s 1998 Long-Term Incentive Plan. In the event of a “change in control”, the named executive will receive in exchange for the surrender of the unvested portion of the option, a cash payment equal to the amount by which the fair market value of the shares of the Company’s Common Stock subject to the unvested portion of the option during the exercise period (from and 60 days after a “change of control”) exceeds the exercise price of the unvested portion of the option (“limited stock appreciation right”). In the event that the exercise price of the unvested portion of the option exceeds the fair market value of the shares of the Company’s Common Stock subject to the unvested portion of the option during the exercise period, then such limited stock appreciation right and unvested portion of the option shall be automatically terminated on the last day of the exercise period.

(b)	Based on a price for the Company’s Common Stock of $25.19 per share. The price reflects the closing trading price on the New York Stock Exchange on September 30, 2004.

(c)	The number of securities underlying unexercised options for Mr. Best reflects his election to convert 25% each of his bonuses received on November 6, 2001 and November 12, 2002 to options to purchase 62,282 and 48,310 shares, respectively, of the Company’s Common Stock.

(d)	The number of securities underlying options for Mr. Woodward reflects his election to convert 50% of his bonus received on November 12, 2002 to options to purchase a total of 30,176 shares of the Company’s common stock.

(e)	The number of securities underlying options for Mr. Gregory reflects his election to convert 25% of his bonus received on November 12, 2002 to options to purchase a total of 11,497 shares of the Company’s Common Stock.

Retirement Plans.    Until January 1, 1999, certain of the executive officers listed in the Summary Compensation table were covered by the Employees’ Retirement Plan of Atmos Energy Corporation (the “Retirement Plan”), a defined benefit pension plan pursuant to which all participants automatically accrued pension credits after completing one year of service with the Company. Since January 1, 1999, commencing with their employment, the executive officers listed in the Summary Compensation table have been covered by the Company’s Pension Account Plan, which covers substantially all employees of the Company. Such executive officers who were employed by the Company on January 1, 1999 had an opening account balance established for them as of January 1, 1999 equal to the then present value of their respective accrued benefits under the Retirement Plan as of December 31, 1998. The present value factor was based on average life expectancy, retirement age of 62 and a discount rate of seven percent. The Pension Account Plan credits an allocation to each participant’s account at the end of each year according to a formula based on his age, service and pay.

The Pension Account Plan provides for an additional annual allocation based upon a participant’s age as of January 1, 1999 for those participants who were participants in the Retirement Plan. The Pension Account Plan will credit this additional allocation each year through December 31, 2008. In addition, at the end of each year, a participant’s account will be credited with interest on the participant’s prior year account balance. A special grandfather benefit also applies through December 31, 2008, for participants who were at least age 50 as of January 1, 1999, and who were participants in the Retirement Plan on December 31, 1998. Participants are fully vested in their account balances after five years of eligibility service and may choose to receive their account balances as a lump sum or an annuity.

Messrs. Best and Fischer also participate in the Company’s Supplemental Executive Benefits Plan, while Messrs. Reddy, Woodward and Gregory participate in the Company’s Performance-Based Supplemental Executive Benefits Plan (collectively, the “Supplemental Plans”), which provide retirement benefits (as well as supplemental disability and death benefits) to all officers and division presidents of the Company. A participant in the Supplemental Plans who has been an officer or division president for at least two years, has five years of vesting service under the Pension Account Plan, and has attained age 55 is entitled to a supplemental pension in an amount that, when added to his or her pension payable under the Pension Account Plan, equals 50% to 100% of his compensation (a fixed amount of 75% of compensation in the case of Messrs. Best and Fischer), subject to reductions for less than ten years of vesting service and for retirement prior to age 62.

The following table illustrates the estimated combined annual benefits payable under the Pension Account Plan and the Supplemental Plans upon retirement at age 62 or later to persons in specified compensation categories and years-of-service classifications as determined in such person’s last year of employment. We are assuming for purposes of the table below that the total amount payable under the Supplemental Plans and the Pension Account Plan equals 75% of the total compensation payable in the last year of such person’s employment.

PENSION PLAN TABLE(a)

	Years of Service
Remuneration	15	20	25	30	35
$ 125,000	93,750	93,750	93,750	93,750	93,750
150,000	112,500	112,500	112,500	112,500	112,500
175,000	131,250	131,250	131,250	131,250	131,250
200,000	150,000	150,000	150,000	150,000	150,000
225,000	168,750	168,750	168,750	168,750	168,750
250,000	187,500	187,500	187,500	187,500	187,500
300,000	225,000	225,000	225,000	225,000	225,000
350,000	262,500	262,500	262,500	262,500	262,500
400,000	300,000	300,000	300,000	300,000	300,000
450,000	337,500	337,500	337,500	337,500	337,500
500,000	375,000	375,000	375,000	375,000	375,000
600,000	450,000	450,000	450,000	450,000	450,000
700,000	525,000	525,000	525,000	525,000	525,000
800,000	600,000	600,000	600,000	600,000	600,000
900,000	675,000	675,000	675,000	675,000	675,000
1,000,000	750,000	750,000	750,000	750,000	750,000
1,100,000	825,000	825,000	825,000	825,000	825,000
1,200,000	900,000	900,000	900,000	900,000	900,000
1,300,000	975,000	975,000	975,000	975,000	975,000
1,400,000	1,050,000	1,050,000	1,050,000	1,050,000	1,050,000
1,500,000	1,125,000	1,125,000	1,125,000	1,125,000	1,125,000

(a)	The benefit amounts listed in the Pension Plan table are not subject to any deduction for Social Security or offset amounts and are computed based upon payment as a joint and 50% survivor annuity.

The Pension Account Plan includes W-2 earnings, 401(k) deferrals and Section 125 reductions while it excludes incentive pay and expense reimbursements (pay is subject to the maximum covered compensation limit of $205,000 as of January 1, 2004 established by the Internal Revenue Code for qualified plans). The Supplemental Plans cover compensation, including amounts payable under the Pension Account Plan, in an amount equal to the sum of (a) the greater of the participant’s annual base salary at the date of termination of employment or the average of the participant’s annual base salary for the highest of three calendar years (whether or not consecutive) of employment with the Company; and (b) the greater of the amount of the participant’s last award under any of the Company’s annual performance bonus or incentive plans or the average of the participant’s highest three performance awards under such plans (whether or not consecutive). The amount of current compensation covered by the Supplemental Plans as of the end of the 2004 fiscal year for each of the executive officers listed in the Summary Compensation table is as follows: Robert W. Best, $1,246,500; R. Earl Fischer, $497,600; John P. Reddy, $497,600; JD Woodward, III, $457,300; and Louis P. Gregory, $351,850. Each of such executive officers has the following approximate number of years of credited service under the retirement plans: Mr. Best, seven years; Mr. Fischer, 42 years; Mr. Reddy, six years; Mr. Woodward, three years; and Mr. Gregory, four years.

Each of the executive officers listed in the Summary Compensation table has also entered into a Participation Agreement with the Company as required by the Supplemental Plans. Each of the Supplemental Plans provides that the accrued benefits, as calculated pursuant to the plan, of each participant will vest in the event of (a) a termination of the participant’s employment involuntarily by the Company for any reason other than “cause” or “disability” (i) following a “change of control” of the Company (as such term is defined in the plan), (ii) in anticipation of a “change in control” (whether or not a “change in control” ever occurs), or (iii) at the request of a party to a pending transaction that will constitute a “change in control”, if and when the transaction is consummated, (b) a termination of the plan, (c) an amendment to the plan resulting in a decrease in the benefits otherwise payable to the participant; (d) a termination of the participant’s employment for any reason other than “cause”, or (e) a termination of the participant’s participation in the plan for any reason other than “cause” prior to the participant’s termination of employment. The approval of the United Cities merger by the shareholders on November 12, 1996 constituted a “change in control” as defined in the Supplemental Executive Benefits Plan, and as a result, Mr. Fischer, who was a participant in such plan as of November 12, 1996, is entitled to receive unreduced supplemental pension benefits. The Participation Agreements set forth the specific rights of the participants to their accrued benefits upon the occurrence of the events described above and constitute enforceable contracts separate from the provisions of the Supplemental Plans.

Employment Severance Compensation Agreements and Change-in-Control Arrangements.    The Company has entered into severance agreements with each of the executive officers named in the Summary Compensation table to provide certain severance benefits for them in the event of the termination of their employment within three years following a “change in control” (as defined in the agreements) of the Company. Under each of the severance agreements and plans described below, a “change in control” of the Company is deemed to occur if, among other things, the shareholders of the Company approve a merger or other similar transaction, whereby the shareholders prior to the transaction will not own at least 60% of the voting power of the Company after the transaction.

The severance agreement for each such executive officer provides that the Company will pay such executive officer a lump sum severance payment equal to 2.5 times such executive officer’s total compensation, comprised of the annual base salary and “Average Bonus,” as such term is defined in the agreement. However, if an executive officer is terminated by the Company for “cause” (as defined in the agreement), or his employment is terminated by retirement, death, or disability, the Company is not obligated to pay such officer the lump sum severance payment. Further, if an executive officer voluntarily terminates his employment except for “constructive termination” (as defined in the agreement), the Company is not obligated to pay such officer the lump sum severance payment. If the total of such lump sum severance payment plus all other payments, distributions or benefits of any type made to or on behalf of the executive officer results in the imposition of the excise tax imposed by Section 4999 of the Internal Revenue Code, the lump sum severance payment will be increased in an amount required for the executive officer to pay any such excise taxes or any resulting income or other taxes due the Internal Revenue Service. In addition, such executive officer will be entitled to all rights and benefits, if any, provided under any other plan or agreement between him and the Company.

Each of the executive officers listed in the Summary Compensation table, other than Messrs. Woodward and Gregory, has also participated in the Company’s Restricted Stock Grant Plan and has received, from time to time, awards of stock that are restricted with respect to their transferability. The restrictions lapse pursuant to a schedule established by the Board of Directors at the date of the grant. Notwithstanding any established schedule for the removal of restrictions, however, the restrictions are immediately removed in the event of the participant’s death, disability, or retirement or in the event of a “change of control” (as defined in the plan) of the Company. However, the Board of Directors has elected not to grant any additional shares under this plan and during the 2004 fiscal year, all remaining restrictions lapsed on shares granted to the named executive officers under the Restricted Stock Grant Plan.

Human Resources Committee Interlocks and Insider Participation.    The members of the Human Resources Committee during the last fiscal year were Messrs. Bain, Busbee, Garland, Gordon, Koonce and Nichol. There are no interlocking relationships between any executive officer of the Company and any other corporation.

Human Resources Committee Report on Executive Compensation

THE ROLE OF THE COMMITTEE.    The Human Resources Committee of the Board of Directors is charged with the responsibility of providing oversight and direction with respect to the compensation programs and employee benefit plans of the Company. All members of the Committee are non-employee directors who serve on the Board of Directors. Specific duties and responsibilities of the Committee include:

•	The establishment and oversight of the Company’s executive compensation policy and strategy.

•	Development of recommendations to the Board of Directors regarding the pay of Company officers and of the CEO’s compensation.

•	Development of recommendations to the Board of Directors regarding performance targets and criteria underlying the Company’s various incentive compensation plans and approval of such targets and criteria with respect to the Company’s incentive compensation plans subject to Section 162(m) of the Internal Revenue Code.

•	Interaction with outside advisors and consultants regarding the Company’s current compensation and benefit plans as well as periodic assessments of the competitive marketplace, emerging trends and legislative developments, and best practices employed by other corporations.

•	Review and determination, for recommendation to the Board of Directors, of the Company’s program for providing compensation to non-employee directors.

•	Assurance that the Company’s compensation program for the CEO and other officers is aligned with the Company’s overall business strategy and focuses upon the creation of value for the Company’s shareholders.

In 2003, the Committee reviewed and updated its formal charter to be consistent with new rules and regulations promulgated by the Securities and Exchange Commission (SEC), the New York Stock Exchange (NYSE), and the Sarbanes-Oxley Act of 2002. Changes incorporated into the Committee’s charter include the Committee’s full authority to hire, retain and discharge any advisors or consultants to the Committee as well as the Committee’s requirement to conduct an annual self-evaluation of its performance. During 2004, the Committee has continued to monitor and evaluate its charter to ensure that the Committee remains abreast of all current trends and developments in executive compensation and the governance process.

This report has been prepared by the Committee immediately following the meeting of the Committee on October 19, 2004, at which time the Committee determined to whom to pay and the amount of respective bonus awards earned for the most recent performance year, established new incentive targets and performance measures for the 2005 performance year, reviewed salary recommendations for all officers and division presidents, and conducted other matters consistent with the Committee’s charter.

COMPENSATION STRATEGY.    The Company’s approach to compensation for its employees is based upon the tenets of “total rewards.” Total rewards is a comprehensive approach to compensation and benefits which emphasizes the importance of the entire rewards package of the Company: base salary, incentive compensation, employee benefits, training and development opportunities, and the corporate environment.

Consistent with the total rewards approach for employees, the Company’s compensation program for executives is founded upon the same underlying tenets of total reward opportunities. The Company’s executive compensation strategy is founded upon the following guiding principles:

•	The Company’s executive compensation strategy should be aligned with the Company’s overall business strategy of focusing upon growth opportunities in both utility and nonutility business sectors, seeking ongoing improvements in operating efficiencies and service levels and preparing for a more competitive environment in a consolidating industry.

•	Overall pay targets should reflect the Company’s intent to pay executive base salaries at the 50th percentile of the competitive market practice with targeted total cash and targeted total direct compensation to be paid at the 75th percentile of competitive market practice if performance targets are reached or exceeded.

•	Key executives who are charged with the responsibility for establishing and executing the Company’s business strategy should have incentive compensation opportunities that are aligned with the creation of shareholder value.

•	Stock ownership is an important component for ensuring that executives’ interests are aligned with shareholders.

•	To facilitate stock ownership for executives, the Company should provide stock-based incentive vehicles that focus on shareholder value creation.

•	Incentive compensation opportunities should have significant upside potential with commensurate downside risk.

•	The Company’s compensation strategy should place a greater emphasis upon stock-based incentives and related long-term incentive opportunities, with limited emphasis upon special benefits and perquisites.

•	The incentive compensation plans of the Company, to the extent that it is practical and consistent with the overall corporate business strategy, should comply with Section 162(m) of the Internal Revenue Code so that the Company can take the full tax deduction for executive compensation.

COMPENSATION STRATEGY FOR ATMOS ENERGY HOLDINGS, INC.    In addition to its core gas distribution services business, Atmos Energy is engaged in energy marketing and trading through its wholly-owned subsidiary company, Atmos Energy Holdings, Inc. (“AEH”). AEH participates in the nonutility business sector of gas marketing and trading and competes with both utility and non-utility organizations. The compensation strategy of AEH employees follows many of the basic principles of the Atmos Energy corporate approach to executive and employee compensation, but the AEH compensation plan also reflects certain competitive practices attributed to gas marketing and trading. In both 2003 and 2004, Atmos Energy management has taken steps to bring the compensation plan of AEH closer to the Atmos corporate program. However, differences in compensation strategy between AEH and the Atmos corporate program continue to exist in such areas as the retirement plan approach, base salary target levels, annual incentive opportunities, and selected other benefit plans. It should be noted that the AEH compensation strategy applies only to the marketers, traders, and administrative support personnel affiliated with AEH. JD Woodward, III, the president of AEH, continues to participate in the corporate executive compensation program of Atmos which is the same program affecting the four other proxy named executives.

STRATEGY FOR NON-EMPLOYEE DIRECTOR COMPENSATION.    For the past several years, the Committee has worked with a global management consulting firm with expertise in executive compensation regarding the determination of competitive pay levels and compensation plans for the Company non-employee director compensation program. The Company’s objectives have been to provide director compensation plans that assist in attracting and retaining qualified individuals to serve on the Company’s Board of Directors while addressing appropriate forms of compensation that align directors’ interests with the interests of all Company shareholders.

At the October 19, 2004 meeting of the Committee, the executive compensation consulting firm provided a competitive analysis of the compensation program elements and pay levels offered by a peer group of 15 gas utility and energy services companies. The competitive analysis provided a detailed review of annual retainer, meeting fees for both Board and Committee meeting attendance, supplemental compensation for serving as the chairperson of a committee and stock-based compensation vehicles. Based upon the competitive analysis, the

Committee has decided to increase the annual cash retainer for the 2005 plan year to $30,000 and to increase the meeting fees for both Board and Committee meetings to $1,500. These changes in the cash component of non-employee director compensation reflect the 50th percentile of competitive market practice as determined by the review of the 15 company comparator group.

ASSESSMENT OF COMPETITIVE PRACTICES.    The Committee regularly evaluates competitive compensation data provided by executive compensation consultants to ensure that the Company’s pay policy and practices are aligned with the competitive marketplace. Over the course of the past 12 months, the Committee reviewed on two occasions competitive compensation levels from numerous survey sources and analyses provided by the executive compensation consulting firm retained by the Committee. These sources of competitive compensation data included:

•	A review of the total direct compensation of the five highest paid executives for a select peer group of 15 gas utility companies which have annual revenues and market capitalizations comparable to the Company.

•	Published survey data of the utility industry provided by the Executive Compensation Service.

•	Published and private survey data of both the utility industry and general industry provided by the Committee’s executive compensation consulting firm.

•	A private survey of the energy marketing and trading sector in which the Company participates.

These survey sources provide a comprehensive review of national compensation practices as well as selected companies that compete in specific geographic markets in which the Company participates. The organizations participating in these surveys are the same companies that appear in the performance graph displayed below.

For the most recently completed fiscal year, the Company’s executive compensation program was comprised of base salary, annual incentive compensation and long-term incentive compensation in the form of performance shares and restricted shares. The following paragraphs discuss each of these program components. It should be noted that the following program descriptions pertain to the five proxy named executive officers in this proxy statement and do not discuss compensation plans solely applicable to the marketing and trading function.

BASE SALARY.    All positions in the Company, including executive positions, have been assigned to formal salary grades and ranges. Positions are compared on the basis of job content to similar positions in companies of comparable revenue size and market capitalization to the Company. Salary ranges for all positions are reviewed on an annual basis, and proposed salary ranges are presented to the Committee for its review and consideration each year in October. The midpoint of each salary range is designed to approximate the 50th percentile of base salaries of comparable companies in the marketplace, as defined above.

The base salary for an individual executive may be more than or less than the salary range midpoint based upon the individual’s performance and his or her level of experience in the position. In determining appropriate salary levels, the Committee also considers current economic conditions and national and industry trends in executive compensation.

Each year, the Chief Executive Officer and senior officers of the Company provide the Committee with an oral presentation discussing the performance and contributions of each executive. The Company uses a performance evaluation process which considers individual goals and areas of accountability. The individual executive’s salary increase is based upon his performance rating and the overall salary increase budget and guidelines established by the Company for the year.

ANNUAL INCENTIVE COMPENSATION.    The Company’s corporate officers, division presidents, and direct reports to the officers and division presidents, participate in the Annual Incentive Plan for Management (the “Incentive Plan”). The Incentive Plan, which has been designed to comply with Section 162(m) of the Internal Revenue Code, considers the Company’s ability to attain a return on an equity financial goal which is expressed to participants as a target level of earnings per share (“EPS”). Each participant in the plan has a stated target annual incentive award opportunity stated as a percentage of base salary, with such target opportunity ranging from 10 percent to 60 percent of the participant’s respective base salary, with the possibility of earning from 0 percent to 200 percent of such target opportunity. Awards pursuant to the Incentive Plan are typically paid in cash. However, subject to the terms of the Plan and the approval of the Committee, the participant may make a voluntary election to convert his award to Company bonus stock, restricted shares or stock options. Such voluntary elections must be made by a participant prior to the beginning of the Performance Period as defined in the Plan.

For the 2004 fiscal year, the Company exceeded the financial performance target for purposes of funding the Incentive Plan. As such, incentive awards were earned and paid to Company employees for performance, including the five proxy-named executives. In funding the Incentive Plan, the Company achieved a level of EPS which was between the target and maximum level of performance for purposes of the plan’s measurement.

LONG-TERM INCENTIVE COMPENSATION.    In 2004, the Company modified its approach to stock-based incentive compensation by eliminating the use of stock options and using time-lapse restricted shares and performance-based restricted stock units exclusively. The Committee believes that restricted shares are more efficient from a cost/benefit perspective as well as less dilutive than stock options in providing an appropriate long-term incentive opportunity. The 2004 fiscal year grants were comprised of 50 percent of the incentive opportunity awarded in three-year time lapse restricted shares, and 50 percent of the incentive opportunity awarded in three-year performance-based restricted stock units. The performance criteria for the earning of the performance-based restricted stock units is the Company’s three-year cumulative EPS performance compared to the Company’s strategic EPS target for the comparable period. Each of the five proxy-named executive officers received fiscal year 2004 long-term grants pursuant to this long-term award strategy.

The Company has adopted share ownership guidelines for key officers; the guidelines are voluntary and should be achieved by each officer over the course of five years. The Committee strongly advocates executive share ownership as a means by which to better align executive interests with those of all shareholders. The Chief Executive Officer has a guideline to reach a share ownership position of five times his base salary over the course of the five years. Other officer positions have share ownership guidelines ranging from 2.5 to 1.0 times the officer’s base salary.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER.    The Committee has awarded Mr. Robert W. Best, Chairman of the Board, President, and Chief Executive Officer of the Company, a base salary of $707,000 for 2005. The increase in base salary awarded to Mr. Best by the Committee is in recognition of both the Company and individual performance achieved in 2004, including Mr. Best’s key role in the Company’s acquisition and integration of TXU Gas into the Atmos Energy organization.

Mr. Best earned an incentive award of $563,500 under the Incentive Plan for the 2004 fiscal year because of the Company’s attainment of certain performance criteria as established for the Incentive Plan. Mr. Best’s individual award was determined to be 82.5 percent of base salary which is between the target and maximum levels of performance. Mr. Best received a grant of 18,000 time-lapse restricted shares and 18,000 performance-based restricted stock units during the 2004 fiscal year. These restricted share grants awarded to Mr. Best in the 2004 fiscal year were in recognition of Mr. Best’s contributions to the overall performance and success of the Company during the year.

COMPLIANCE WITH SECTION 162(m).    The Board of Directors has elected to comply with Section 162(m) of the Internal Revenue Code. The Company’s decision to comply means that the Company should maintain close to one-hundred percent tax deductibility for performance-based compensation paid to the proxy-named executives. In 2003 and in 2004, the Company elected to grant a portion of each proxy-named executive’s long-term incentive compensation in the form of time-lapse restricted shares. These grants will not qualify as performance-based awards pursuant to Section 162(m). However, these grants comprise only a small portion of each proxy-named executive’s total compensation opportunity, and the Company believes it should be able to maintain close to full deductibility for all compensation paid to such executives in future years. All actions taken by the Committee with respect to the compensation of the proxy-named executives have been taken by each of those members who constitute a “non-employee director” as defined in Section 162(m).

Respectfully submitted by the Members of the Human Resources Committee of the Board of Directors,

Gene C. Koonce, Chairman
Travis W. Bain II
Dan Busbee
Thomas J. Garland
Richard K. Gordon Phillip E. Nichol

Performance Graph.    The graph below compares the yearly percentage change in the Company’s total return to shareholders for the last five fiscal years with the total return of the Standard and Poor’s 500 Stock Index and the cumulative total return of two different peer company groups, companies comprising the New Comparison Company Index and the Old Comparison Company Index. The companies comprising the New Comparison Company Index have changed from the companies comprising the Old Comparison Company Index, which was used during the last two fiscal years, primarily to better reflect the substantial increase in the size of the Company’s assets, revenues and capitalization due to the acquisition of the natural gas distribution and pipeline operations of TXU Gas Company on October 1, 2004 and the related financing of such acquisition.

Comparison of Five Year Cumulative Total Return*

among Atmos Energy Corporation, S&P 500 Index

and Comparison Company Indices

	1999	2000	2001	2002	2003	2004
Atmos Energy Corporation	$100	$91	$100	$105	$123	$136
S&P 500 Composite Index	$100	$113	$83	$66	$82	$94
New Comparison Company Index	$100	$125	$122	$117	$140	$168
Old Comparsion Company Index	$100	$103	$110	$114	$133	$153

*	Assumes a $100 investment on September 30, 1999, and reinvestment of dividends.

The New Comparison Company Index contains a hybrid group of utility companies, primarily natural gas distribution companies, recommended by a global management consulting firm and approved by the Company’s Board of Directors. The companies included in the index are AGL Resources Inc., CenterPoint Energy Resources Corporation, Cinergy Corporation, CMS Energy Corporation, Equitable Resources Inc., KeySpan Corporation, New Jersey Resources Corporation, NICOR Inc., Nisource Inc., ONEOK, Inc., Peoples Energy Corporation, Piedmont Natural Gas Company, Inc., Questar Corporation, Vectren Corporation and WGL Holdings, Inc. The Old Comparison Company Index is comprised of the following companies: AGL Resources Inc., Cascade Natural Gas Corporation, Energy East Corporation, The Laclede Group, Inc., New Jersey Resources Corporation, NICOR Inc., Northwest Natural Gas Company, NUI Corporation, ONEOK, Inc., Peoples Energy Corporation, Piedmont Natural Gas Company, Inc., South Jersey Industries, Inc., Southern Union Company, Southwest Gas Corporation, Vectren Corporation and WGL Holdings, Inc.

2. INCREASE IN NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

General Description of Proposal

The Board of Directors has approved a proposed amendment to Article VII of the Amended and Restated Articles of Incorporation of the Company (the “Articles”) that increases the number of authorized shares of Common Stock from 100,000,000 shares to 200,000,000 shares. An increase in the number of authorized shares will not have a dilutive effect on the value of each shareholder’s Common Stock; only the actual issuance of additional Common Stock would have such an effect. The number of authorized shares has remained at 100,000,000 since February 1999. The issuance of a total of over 26,000,000 shares of Common Stock in two recent public offerings in July and October 2004 in order to partially finance the acquisition of the natural gas distribution and pipeline operations of TXU Gas Company on October 1, 2004, as well as the use of shares in the Company’s Direct Stock Purchase Plan and other employee benefit plans in the recent past, have reduced the amount of shares available for use in the future. Accordingly, the Board of Directors believes that it is desirable to increase the number of authorized shares of Common Stock in order to ensure that the Company has a sufficient number of authorized but unissued shares of Common Stock available to provide the flexibility needed for future expansion of the Company’s activities. The availability of the additional authorized shares of Common Stock will permit the Company to meet advantageous market conditions for the sale of additional Common Stock, future acquisitions of the properties or securities of other companies, issuances of stock pursuant to employee benefit plans and the Company’s Direct Stock Purchase Plan, as well as stock dividends, stock splits and other general corporate purposes.

The Board of Directors has sole discretion to issue additional shares of Common Stock from time to time for any corporate purpose without further action by the Company’s shareholders, except as may be required by law or the rules of any applicable exchange. The Common Stock is currently listed on the New York Stock Exchange. The Board, however, has no current plans, understandings, or arrangements for the issuance of any of the additional Common Stock that would be authorized by this proposed amendment to the Company’s Articles (other than issuances to be made in the ordinary course through employee benefit plans or the Company’s Direct Stock Purchase Plan). Holders of presently outstanding shares of Common Stock have no preemptive rights to purchase additional shares of Common Stock.

Anti-Takeover Issues

Although the Board of Directors does not view the proposed amendment to increase the number of authorized shares of Common Stock to be an anti-takeover proposal, it may be deemed to be one. The availability of additional shares of Common Stock may make it more difficult to effect, or may discourage an attempt, to gain control of the Company by means of a merger, tender offer, or proxy contest that is not approved by the Company’s management. The proposal is not the result of any knowledge of the Company of any specific effort to accumulate the Company’s securities or to obtain control of the Company.

In addition to an increase in authorized shares of Common Stock, other provisions of the Company’s Articles and Bylaws could be viewed as having an anti-takeover effect. These include: (i) provisions establishing a classified Board of Directors; (ii) provisions stating that a director may be removed only for cause and with a super-majority (75%) vote; (iii) provisions restricting the Company’s ability to enter into a business combination with a substantial shareholder except under certain circumstances to ensure a fair price to shareholders; and (iv) provisions requiring a super-majority (75%) vote to amend the restrictions on business combinations with a substantial shareholder. The Company’s Shareholders’ Rights Agreement may also be deemed to have an anti-takeover effect.

Effective Date and Board Recommendation

The proposed amendment to increase the number of authorized shares of Common Stock, if passed, would become effective upon the filing of Articles of Amendment with the Secretary of State of the State of Texas and the State Corporation Commission of the Commonwealth of Virginia, which filings are expected to be made shortly after the shareholders approve the amendment. The affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares entitled to vote is required to adopt the amendment. Although an abstention will not be counted as a vote “For” or “Against” the amendment, it will in effect constitute a vote against the proposal because each abstention is treated as a share that is entitled to vote. Because the rules of the New York Stock Exchange allow brokers to exercise their discretionary authority in voting on this proposal, there will be no “broker non-votes” on this proposal. “Broker non-votes” are shares held by brokers as to which they have no discretionary power to vote on a particular matter and have received no instructions from the beneficial owners or persons entitled to vote thereon.

The Board of Directors has approved the proposed amendment to the Company’s Articles and submits the following resolution for adoption by the shareholders at the Annual Meeting:

RESOLVED, that it is deemed by the Board of Directors to be in the best interests of the Company and its shareholders to amend the Amended and Restated Articles of Incorporation of the Company to increase the total authorized shares of Common Stock of the Company, including that which is outstanding, from 100,000,000 shares of Common Stock, without par value, to 200,000,000 shares of Common Stock, without par value, and that, to accomplish the foregoing, Section 1 of Article VII of the Amended and Restated Articles of Incorporation be amended to read as follows:

“The aggregate number of shares which the Corporation shall have the authority to issue is Two Hundred Million (200,000,000) shares of Common Stock having no par value.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE PROPOSED AMENDMENT TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

Audit Committee Report

The Audit Committee (the “Committee”) is composed of five directors who are independent directors, as defined under the rules of the New York Stock Exchange and the Securities and Exchange Commission. The Audit Committee acts under a written charter adopted by the Board of Directors, which sets forth its detailed responsibilities and duties, as well as requirements for the Audit Committee’s composition and meetings. A copy of the charter is available on the Company’s corporate web site at www.atmosenergy.com under the link entitled “Corporate Governance.”

The primary purpose of the Committee is to oversee the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the financial reporting process including systems of internal and disclosure controls and procedures. Ernst & Young LLP, the Company’s independent registered public accounting firm, is responsible for expressing an opinion, based on its audit, on the conformity of the audited financial statements with generally accepted accounting principles. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Company’s 2004 Annual Report on Form 10-K with both management and the Company’s independent registered public accounting firm, Ernst & Young LLP, which included a discussion of the critical accounting policies and practices used by the Company and alternative treatments of financial information within generally accepted accounting principles and their effects, including the treatments preferred by the independent registered public accounting firm. In addition, the Committee reviewed all other material communications between the Company and the independent registered public accounting firm.

The Committee has discussed with Ernst & Young LLP the matters required to be discussed pursuant to Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the

Committee has received and reviewed the written disclosures from Ernst & Young LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as well as those disclosures relating to the independence of the Company’s independent registered public accounting firm required by the provisions of the Sarbanes-Oxley Act of 2002 and related rules of the Securities and Exchange Commission. The Committee has also considered the fees paid to Ernst & Young LLP during the last fiscal year for audit and non-audit services, which are set forth below and has determined that the provision of the non-audit services are compatible with the firm’s independence and are in compliance with applicable law.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (which the Board has approved) that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended September 30, 2004 for filing with the Securities and Exchange Commission. The Committee has also selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2005 fiscal year.

Respectfully submitted by the members of the Audit Committee of the Board of Directors,

Dan Busbee, Chairman
Travis W. Bain II
Richard W. Cardin
Dr. Thomas C. Meredith
Nancy K. Quinn

Audit and Related Fees

Fees for professional services provided by our independent registered public accounting firm, Ernst & Young LLP, in each of the last two fiscal years, in each of the following categories are:

	September 30
	2004	2003
	(In thousands)
Audit	$1,535	$1,460
Audit-Related	256	118
Tax	217	350
All Other	—	—

Total	$2,008	$1,928

Audit Fees.    Fees for audit services include fees associated with the annual audit, the reviews of the Company’s quarterly reports on Form 10-Q, comfort letters and consents related to debt and equity offerings.

Audit-Related Fees.    Audit-related fees principally include fees relating to employee benefit plan audits and accounting consultations.

Tax Fees.    Tax fees include fees relating to reviews of tax returns, tax consulting and assistance with sales and use tax filings.

The Audit Committee has formally adopted a pre-approval policy relating to the provision of both audit and non-audit services by the Company’s independent registered public accounting firm, Ernst & Young LLP, which became effective October 1, 2004. A copy of such pre-approval policy is attached hereto as Exhibit B. For the 2004 fiscal year however, each type of service proposed to be provided by Ernst & Young LLP was approved on an individual basis by the Audit Committee in advance of the rendering of such services.

AUDITORS

The Audit Committee of the Board of Directors has selected Ernst & Young LLP to continue as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2005. The firm of Ernst & Young LLP and its predecessors have been the independent registered public accounting firm of the Company since the Company’s incorporation in 1983. It is expected that representatives of Ernst & Young LLP will be present at the Annual Meeting. The representatives of Ernst & Young LLP will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

OTHER MATTERS

Householding

When shareholders with multiple accounts reside at the same address, or multiple shareholders reside at the same address, the Company sends a single Summary Annual Report, Annual Report on Form 10-K and Proxy Statement to that address unless the Company received instructions to the contrary. Each shareholder, however, will continue to receive a separate proxy card. This practice, known as “householding,” is designed to reduce the

Company’s printing and postage costs. If you wish to receive separate copies of the Summary Annual Report, Annual Report on Form 10-K and Proxy Statement now or in the future, or to discontinue householding entirely, you may call the Company’s transfer agent, American Stock Transfer & Trust Company at 1-800-PROXIES (1-800-776-9437), or provide written instructions to American Stock Transfer & Trust Company, at 59 Maiden Lane, New York, NY 10273-0923.

If you receive multiple copies of the Summary Annual Report, Annual Report on Form 10-K and Proxy Statement, you may call or write the Company’s transfer agent to request householding. If your shares are held through a bank, broker or other holder of record, you may request householding by contacting the holder of record.

Other Business

The Company knows of no other business that may come before the Annual Meeting. However, if any other matters are properly brought before the meeting by the management or any shareholder, it is the intention of each person named in the accompanying proxy to vote such proxy in accordance with his judgment on such matters. The enclosed proxy confers discretionary authority to take action with respect to any additional matters that may come before the meeting.

Shareholder Proposals

In the event a shareholder intends to present a proposal at the Annual Meeting of Shareholders on February 9, 2005, he or she must be a shareholder of record on the Record Date, December 15, 2004, who shall continue to be entitled to vote at the Annual Meeting and who mails a notice of such proposal so that it is received by the Corporate Secretary at the principal executive offices of the Company by January 22, 2005. In the event a shareholder intends to present a proposal at the 2006 Annual Meeting of Shareholders, in order for such proposal to be included in the Company’s Proxy Statement relating to such meeting, it must be received by the Corporate Secretary at the principal executive offices of the Company no later than August 31, 2005, and it must be prepared according to applicable law, as determined by the Company.

By Order of the Board of Directors,

Dwala Kuhn
Corporate Secretary

Dallas, Texas

December 28, 2004

EXHIBIT A

ATMOS ENERGY CORPORATION

Categorical Standards of

Director Independence

A director who at all times during the last three fiscal years has met all of the following categorical standards shall be presumed to be “independent.”

•	The Company has not employed the director, and has not employed (except in a non-executive officer capacity) any of his or her immediate family members.

•	Neither the director, nor any of his or her immediate family members, during any consecutive 12-month period, has received more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•	Neither the director nor an immediate family member (i) is a current partner of a firm that is the Company’s internal or external audit or (ii) was, within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•	The director is not employed by a firm that is the Company’s internal or external auditor and the director does not have an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice.

•	Neither the director, nor any of his or her immediate family members, has been part of an “interlocking directorate” in which an executive officer of the Company serves on the compensation (or equivalent) committee of another company that employs the director or any of his immediate family members in an executive officer capacity.

•	Neither the director, nor any of his or her immediate family members (except in a non-executive officer capacity), has been employed by a significant supplier or customer of the Company. For the purposes of this categorical standard, a supplier or customer shall be considered significant if its sales to, or purchases from, the Company represent the greater of (a) $1 million or (b) more than 1% of such other company’s consolidated gross revenues.

•	Neither the director, nor any of his or her immediate family members has had a personal services contract with the Company, its chairman, chief executive officer or other executive officer, or any affiliate of the Company.

A-1

•	Neither the director, nor any of his or her immediate family members, has been an employee, officer or director of a foundation, university or other non-profit organization to which the Company gives directly, or indirectly through the provision of services, more than $100,000 per annum or 1% of the total annual donations received (whichever is less).

•	Neither the director, nor any of his or her immediate family members, either directly or indirectly as a partner, shareholder or officer of another company, has owned more than 5% of the Company’s common stock.

•	Neither the director, nor any of his or her immediate family members, has been employed by (or affiliated with) a significant lender of the Company. For the purposes of this categorical standard, a lender shall be considered significant if the credit extended is more than 5% of the consolidated assets of the Company.

A-2

EXHIBIT B

Atmos Energy Corporation

Audit Committee of Board of Directors

Pre-Approval Policy for Audit and Non-Audit Services

I. STATEMENT OF PRINCIPLES

The Audit Committee is required to pre-approve the audit and non-audit services provided by the Company’s independent auditor to assure that the provision of such services do not impair the firm’s independence. Unless a type of service to be provided by the independent auditor has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee.

The appendices to this Policy describe the Audit, Audit-related, Tax and All Other services that have the pre-approval of the Audit Committee. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will periodically revise the list of pre-approved services, based on subsequent determinations.

II. DELEGATION

The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

III. AUDIT SERVICES

The annual Audit services engagement terms and fees will be subject to the specific pre-approval of the Audit Committee. The Audit Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other matters.

In addition to the annual Audit services engagement approved by the Audit Committee, the Audit Committee may grant pre-approval for other Audit services, which are those services that only the independent auditor reasonably can provide. The Audit Committee has pre-approved the Audit services listed in Appendix A. All other Audit services not listed in Appendix A must be separately pre-approved by the Audit Committee.

IV. AUDIT-RELATED SERVICES

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and that are traditionally performed by the independent auditor. The Audit Committee believes that the provision of Audit-related services does not impair the independence of the auditor and has preapproved the Audit-related services listed in Appendix B. All other Audit-related services not listed in Appendix B must be separately pre-approved by the Audit Committee.

V. TAX SERVICES

The Audit Committee believes that the independent auditor can provide Tax services to the Company such as tax compliance, tax planning and tax advice without impairing the firm’s independence. However, the Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. The Audit Committee has pre-approved the Tax services listed in Appendix C. All Tax services involving large and complex transactions not listed in Appendix C must be separately pre-approved by the Audit Committee.

VI. ALL OTHER SERVICES

The Audit Committee may grant pre-approval to those permissible non-audit services classified as All Other services that it believes are routine and recurring services, and would not impair the independence of the independent auditor. The Audit Committee has pre-approved the All Other services listed in Appendix D. Permissible All Other services not listed in Appendix D must be separately pre-approved by the Audit Committee.

A list of prohibited non-audit services listed by the Securities and Exchange Commission (“SEC”) is attached to this policy as Exhibit 1. The SEC’s rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

VII. PRE-APPROVAL FEE LEVELS

Pre-approval fee levels for all services to be provided by the independent auditor will be established periodically and reviewed quarterly by the Audit Committee, primarily through a quarterly report provided to the Audit Committee by the independent auditor. Any proposed services exceeding these levels, as updated and revised quarterly, will require specific pre-approval by the Audit Committee.

VIII. SUPPORTING DOCUMENTATION

With respect to each proposed pre-approved service, the independent auditor will provide detailed backup documentation regarding the specific services to be provided, which will be provided to the Audit Committee.

IX. PROCEDURES

Requests or applications to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditor and the Chief Financial Officer and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.

Appendix A

Pre-Approved Audit Services for Fiscal Year 2005

Dated: August 10, 2004

Service	Range of Fees
Statutory audits or financial audits for subsidiaries or affiliates of the Company	Not to exceed $45,000 per audit

Services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., comfort letters, consents), and assistance in responding to SEC comment letters

Not to exceed $150,000 per occurrence

Consultations by the Company’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, Financial Accounting Standards Board or other regulatory or standard setting bodies

Not to exceed $25,000 per consultation
Attestation of management reports on internal controls	To be determined and presented to the Audit Committee under separate engagement letter

Appendix B

Pre-Approved Audit-Related Services for Fiscal Year 2005

Dated: August 10, 2004

Service	Range of Fees
Due diligence services pertaining to potential business acquisitions/dispositions	Not to exceed $150,000 per occurrence
Financial statement audits of employee benefit plans	Not to exceed $45,000 per audit
Agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters	Not to exceed $50,000 per occurrence
Internal control reviews and assistance with internal control reporting requirements	Not to exceed $100,000 for Fiscal 2005

Consultations with the Company’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB or other regulatory or standard-setting bodies

Not to exceed $25,000 per consultation
Attest services not required by statute or regulation	Not to exceed $50,000 per occurrence
General assistance with implementation of the requirements of SEC rules or New York Stock Exchange corporate governance listing standards promulgated pursuant to the Sarbanes-Oxley Act of 2002	Not to exceed $100,000 for Fiscal 2005

Appendix C

Pre-Approved Tax Services for Fiscal Year 2005

Dated: August 10, 2004

Service	Range of Fees
Federal, state and local tax planning and advice	Not to exceed $100,000 for Fiscal 2005
Processing of federal, state, local and income, franchise and other tax returns	Not to exceed $50,000 for Fiscal 2005
Review of federal, state, local and income, franchise, and other tax returns	Not to exceed $50,000 for Fiscal 2005
Other tax-related services	Not to exceed $100,000 for Fiscal 2005

Appendix D

Pre-Approved All Other Services for Fiscal Year 2005

Dated: August 10, 2004

Service	Range of Fees
Special projects	To be determined and presented to Audit Committee under separate engagement letter

Exhibit 1

Prohibited Non-Audit Services

•	Bookkeeping or other services related to the accounting records or financial statements of the Company

•	Financial information systems design and implementation

•	Appraisal or valuation services, fairness opinions or contribution-in-kind reports

•	Actuarial services

•	Internal audit outsourcing services

•	Management functions

•	Human resources

•	Broker-dealer, investment adviser or investment banking services

•	Legal services

•	Expert services unrelated to the audit

COMPANY HIGHLIGHTS DURING 2004 FISCAL YEAR

•	On October 1, 2004, closed the acquisition of the natural gas distribution and pipeline operations of TXU Gas Company at a purchase price of approximately $1.9 billion, which added over 1.5 million customers and approximately 1,350 employees and makes the Company the country’s largest natural gas only distributor, serving over 3.1 million customers

•	Successfully financed the TXU Gas acquisition by selling over 26 million shares of our common stock in two public offerings in July 2004 and October 2004, raising approximately $620 million in net proceeds, and a $1.4 billion debt offering in October 2004

•	Achieved net income of over $86 million, an increase of almost 20% over the 2003 fiscal year

ATMOS ENERGY CORPORATION

Proxy Solicited on Behalf of the Board of Directors of

the Company for Annual Meeting, February 9, 2005

The undersigned hereby constitutes and appoints Robert W. Best, Dan Busbee, Charles K. Vaughan and each of them, his or her true and lawful agents and proxies, with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of ATMOS ENERGY CORPORATION, to be held at the Hilton Dallas Lincoln Centre, 5410 LBJ Freeway, Dallas, Texas 75240 on Wednesday, February 9, 2005, at 11:00 a.m. Central Standard Time, and at any postponements or adjournment thereof, on all matters coming before said meeting.

You are encouraged to specify your choice by marking the appropriate box, SEE REVERSE SIDE, but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you sign and return this card.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN AND AUTHORIZES THE PROXIES TO TAKE ACTION IN THEIR DISCRETION UPON OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

February 9, 2005

PROXY VOTING INSTRUCTIONS

MAIL—Date, sign and mail your proxy card in the envelope provided as soon as possible. — OR—	COMPANY NUMBER
TELEPHONE—Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. — OR –	ACCOUNT NUMBER
INTERNET—Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the meeting date.

¯	Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.	¯

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS
SHOWN HERE ☒

1.	Election of Directors:		The Board of Directors recommends a vote FOR approval of the amendment to the Articles of Incorporation to increase the number of authorized shares of Common Stock to 200,000,000 shares from 100,000,000 shares.
☐	FOR ALL NOMINEES	NOMINEES:		FOR	AGAINST	ABSTAIN
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	O Travis W. Bain, III O Dan Busbee O Richard K. Gordon O Gene C. Koonce O Nancy K. Quinn	2. Approval of Increase in Authorized Shares	☐	☐	☐
☐	FOR ALL EXCEPT (See instructions below)

Your vote is important. Please vote immediately.

RECEIVE FUTURE ATMOS ENERGY PROXY MATERIALS VIA THE INTERNET!

Consider receiving future Atmos Energy Summary Annual Reports and Proxy materials (as well as all other Company communications) in electronic form rather than in printed form. When voting via the Internet, please visit www.amstock.com and access your account to give your consent and thereby save Atmos Energy the future costs of producing, distributing and mailing these materials. Accessing Atmos Energy’s Summary Annual Report and Proxy materials via the Internet may result in charges to you from your Internet service provider and/or telephone companies.

If you do not consent to access Atmos Energy’s Summary Annual Report and Proxy materials via the Internet, you will continue to receive them in the mail.
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●			Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope. If you wish to change your address, please mark the box below, vote and return your proxy by mail.

To change the address on your account, please check the box
at right and indicate your new address in the address space
above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder	Date	Signature of Shareholder	Date

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.